Exhibit 3.5

葫芦岛七彩蓝莎建筑装饰工程有限公司
Huludao Qicai Lansha Construction Decoration Engineering Co., Ltd.
章程修正案
Amendment to the Articles of Association

根据《公司法》和公司章程，公司于2011年11月24日召开2011年股东会第一次临时会议，同意修改公司章程，修改如下：
According to Company Law and Articles of Association, the first interim meeting of 2011 shareholders' meeting held on November 24, 2011, to amend the articles of association as follow:
一、原公司章程第二章第八条：公司经营范围：建材、陶瓷、卫生洁具、五金、钢材、木材、不锈钢厨房设备销售、工程咨询、装饰工程、广告展览展示。（以上经营范围以公司登记机关核定为准）
The article 8 in chapter 2 of the original articles of association: The business scope: building materials, ceramics , sanitary ware , hardwares , steel products, wood , stainless steel kitchen equipments sales, engineering consulting, decoration engineering, advertisement display.( Above scopes of business subject to approval of registration authority).
现修改为：公司经营范围：建材、陶瓷、卫生洁具、五金、钢材、不锈钢厨房设备销售、广告展览展示。（以上经营范围以公司登记机关核定为准）
Now revised to: The business scope: building materials, ceramics, sanitary wares, hardwares, steel, stainless steel kitchen equipments sales, advertising exhibition display. (Above scopes of business subject to approval of registration authority)

法定代表人签字：
Sign by legal representative:
全体股东签字：
Sign by all the shareholders:

葫芦岛七彩蓝莎建筑装饰工程有限公司
Huludao Qicai Lansha Construction Decoration Engineering Co., Ltd.
2011年11月24日
November 24, 2011